MDI, Inc. Receives 180-DAY Extension From Nasdaq to Regain Compliance With $1.00 Minimum Bid Price Rule

SAN ANTONIO, TEXAS – May 6, 2008 – MDI, Inc. (NASDAQ:  MDII), today announced that it has received a letter from the Nasdaq Stock Market (NASDAQ) providing the company with an additional 180-calendar-day extension period, or until November 3, 2008, to regain compliance with the $1.00 minimum bid price rule as set forth in NASDAQ Marketplace Rule 4310(c)(4) (the Rule).  The letter states that although MDI has not yet regained compliance with the Rule, it has met all initial inclusion criteria for the NASDAQ Capital Market as set forth in Marketplace Rule 4310(c), except for the minimum bid price requirement. Accordingly, MDI has been granted a 180-day extension to regain compliance with the minimum bid price requirement.  This letter has no effect on the company's current NASDAQ listing and MDI shares will continue to be traded on NASDAQ during the 180-day extension period.

MDI's management and board of directors are working to address compliance with the NASDAQ continued listing standards with the goal of regaining compliance within the 180-day extension period.  To regain compliance, NASDAQ generally requires that the closing bid price of the company's common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days.  If MDI were not able to demonstrate compliance with the minimum bid price rule by November 3, 2008, the company would be notified that its common stock will be delisted.  If that were to occur, MDI would have the opportunity to appeal the determination to delist its common stock. The company intends to pursue all available options to ensure its continued listing on the Nasdaq Stock Market.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

All product and company names mentioned herein may be the trademarks of their respective owners.

MDI Investor Relations Contact:
Richard A. Larsen
MDI, Incorporated
Richard.Larsen@mdisecure.com
(210) 582.2664